UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 9, 2014

REPRO-MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b) As of June 9, 2014, Mike R. Boscher, Chief Financial Officer of Repro Med Systems, Inc. since February 2012, is no longer associated with the Company.

(c) On June 9, 2014, the Company created the position of Chief Operating Officer, which will be filled in the interim by Rick McWhorter, 66, who has been serving as a management consultant to the Company since mid-April, 2014. He has over 35 years’ experience in the medical devices industry. In his 24 year career with Baxter Healthcare Corporation from 1977 to 2000, Mr. McWhorter served in a broad range of management positions with the final 8 years as Vice President, Global Manufacturing. Immediately following Baxter through 2002, he assumed the position of Senior Vice President of Operations for MedSource Technologies, Inc., a start-up contract manufacturing and product development medical device company. In addition, Mr. McWhorter also spent three years as Vice President of Operations for Boston Scientific from 2002 to 2005. In 2005, he founded Apterra, Inc., a strategic consulting firm which he continues to manage.

(c) On June 9, 2014, Barry Short, 54, was promoted to the position of interim Chief Financial Officer. Since 2010, Mr. Short has served as the Company’s Director of Administration and has over 25 years’ of experience in healthcare industries. He has an MBA with concentrations in finance and accounting from Cornell’s Johnson Graduate School of Management.

ITEM 8.01 OTHER EVENTS.

The Company issued a press release announcing a 41.1% increase in sales for the first quarter of FY2015 as compared to the first quarter of FY2014. The press release also announced management changes that include the appointment of an interim Chief Operating Officer and Interim Chief Financial Officer. The press release is furnished herewith as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated June 12, 2014

The press release is furnished herewith as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO-MED SYSTEMS, INC. (Registrant)

Date: June 12, 2014	By:	/s/ Andrew I. Sealfon
Andrew I. Sealfon President and Chief Executive Officer